Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Appoints David Gryska to its Board of Directors

INCLINE VILLAGE, NV, March 10, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced the appointment of David W. Gryska to its board of directors. Mr. Gryska brings more than 30 years of strategic biopharmaceutical and financial leadership experience to PDL and has demonstrated success in implementing successful strategic initiatives, growing companies and executing multi-billion dollar financial transactions.

“Dave is a welcome addition to our board. He brings extensive global financial and operations experience in the biopharmaceutical and medical device industry gained by years of experience with multiple companies and technologies,” stated John P. McLaughlin, president and chief executive officer of PDL. “Dave’s knowledge and extensive network will strengthen our position as we continue to pursue additional income generating assets for our portfolio.”

Mr. Gryska is currently an independent consultant and serves as a director on public company boards. He most recently served as chief operating officer and a director of Myrexis, Inc., a biotechnology company, from May 2012 to December 2012. From 2006 to 2010, he was senior vice president and chief financial officer of Celgene Corporation. From 2004 to 2006, he served as a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Mr. Gryska served at Scios, Inc. from 1998 to 2004 where the majority of this time was in the position of senior vice president and chief financial officer. Scios was acquired by Johnson & Johnson in 2003. From 1993 to 1998, he served as vice president, finance and chief financial officer at Cardiac Pathways. Prior to that, Mr. Gryska served as a partner at Ernst & Young. During his 11 years at EY, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in Accounting and Finance from Loyola University and an M.B.A. from Golden Gate University, and is a licensed CPA. He currently serves on the boards of directors of Seattle Genetics, Aerie Pharmaceuticals and Argos Therapeutics.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $550 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.